UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STEINER LEISURE LIMITED
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEINER LEISURE LIMITED

May 5, 2008

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held in the Aragon Room at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Thursday, June 12, 2008, at 1:00 p.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you decide to attend the annual meeting, you will, of course, have the opportunity to vote in person.

Sincerely,

/s/ Clive E. Warshaw

Clive E. Warshaw
Chairman of the Board

STEINER LEISURE LIMITED

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 12, 2008

_______________

To the Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited will be held in the Aragon Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Thursday, June 12, 2008, at 1:00 p.m. local time for the following purposes:

    To elect three Class III directors to serve for terms of three years;

    To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2008; and

    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 18, 2008 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our fiscal year 2007 Annual Report to Shareholders are available on our web site at www.steinerleisure.com.

Additionally, and in accordance with the new rules, you may access our proxy statement and annual report at "http://www.steinerleisure.com/files/sll/SLL_Proxy2008_AnnualReport2007.pdf" which does not have "cookies" that identify visitors to the site.

By Order of the Board of Directors

Robert C. Boehm
Secretary

May 5, 2008

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JUNE 12, 2008 ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

STEINER LEISURE LIMITED
Suite 104A
Saffrey Square
Nassau, The Bahamas

_______________

PROXY STATEMENT

_______________

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Steiner Leisure Limited, a Bahamas international business company (the "Company"), in connection with the solicitation of proxies by the Company's board of directors from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Thursday, June 12, 2008, in the Aragon Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 at 1:00 p.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 18, 2008 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had 16,254,108 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxy. If no instructions are indicated, shares represented by proxy will be voted "for" the election, as directors of the Company, of the nominees named in the proxy to serve as the Class III directors until the 2011 annual meeting of shareholders, "for" approval of the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for the Company for fiscal year 2008 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being mailed to Company shareholders on or about May 5, 2008.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class III directors. Approval of Proposal Two requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and be represented at the Annual Meeting in person or by proxy. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by the proxy will be treated as "present" and "entitled to vote." For the purpose of determining the vote required for approval of Proposal Two, Common Shares held by shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter. In the case of a broker non-vote, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter.

PROPOSAL ONE - ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the board of directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is seven. In accordance with the Articles, the board of directors of the Company consists of three classes: Class I, Class II and Class III, consisting of two, two and three directors, respectively. One of the three classes is elected each year to succeed the directors whose terms are expiring. The Class III directors are to be elected at the Annual Meeting, the Class I directors are to be elected at the 2009 annual meeting of shareholders and the Class II directors are to be elected at the 2010 annual meeting of shareholders. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and take office, unless, prior to that date, they have resigned or otherwise left office.

The board has determined that four directors, Ms. Cohen and Messrs. Finkelstein, Harris and Preston, are independent directors as defined in the rules of the Nasdaq Stock Market (the "Nasdaq Rules").

At the Annual Meeting, the Class III directors are to stand for election to the board to serve until the 2011 annual meeting of shareholders. The nominees for election as Class III directors at the Annual Meeting are Leonard I. Fluxman, Michèle Steiner Warshaw and Steven J. Preston, who are presently directors of the Company. Each of the nominees was nominated by the board based on the recommendation of the Governance and Nominating Committee.

If any of the nominees is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

If Mr. Preston, the sole independent director standing for election at the Annual Meeting, fails to be elected at the Annual Meeting, the board would, as soon as practicable, appoint an additional independent director to serve until the 2009 annual meeting of shareholders so that the Company would be in compliance with the Nasdaq Rules' requirement that the Company have a majority of independent directors.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been elected, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since

Class III
Directors Holding Office Until 2008
Leonard I. Fluxman	50	President and Chief Executive Officer and Director	1995
Michèle Steiner Warshaw	62	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	56	Director	1997

Class I
Directors Holding Office Until 2009
Clive E. Warshaw	66	Chairman of the Board	1995
David S. Harris	48	Director	2004

Class II
Directors Holding Office Until 2010
Cynthia R. Cohen	55	Director	2006
Charles D. Finkelstein	56	Director	1997

Leonard I. Fluxman has served as President and Chief Executive Officer of the Company since January 2001, and as a director since November 1995. From January 1999 through December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc. ("CTO"), which operated a business similar to that of the Company's predecessor, Steiner Group Limited, subsequently known prior to its dissolution as STGR Limited ("Steiner Group"). Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Michèle Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of its Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. From 1967 until November 1995, Ms. Warshaw held a variety of positions with Steiner Group, including assisting in the design and development of shipboard facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant and since April 2003 he has been involved in real estate development. From 1974 through February 1997, Mr. Preston served with Arthur Andersen LLP ("Arthur Andersen"), including, from September 1985, as a tax partner. From 1995 until 2002, Arthur Andersen provided tax advice to the Company and served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston is a resident of the United States.

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 to December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined Steiner Group in 1982 and served as the senior officer of the Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michèle Steiner Warshaw.

David S. Harris has served as a director of the Company since June 2004. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution ("ING"). The operations of ING with which Mr. Harris was associated were acquired by ABN in May 2001. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris, through the firms with which he was then employed, provided investment banking services to the Company from time to time from 1996 through July 2001. In 2001, the Company received financing from an affiliate of ABN while Mr. Harris worked for ABN. Mr. Harris is a director of Rex Stores Corporation, a retailer of consumer electronics and appliances. Mr. Harris is a resident of the United States.

Cynthia R. Cohen has served as a director of the Company since April 2006. She is the founder and President of Strategic Mindshare, a strategy consulting firm serving retailers and consumer product manufacturers since 1990. From 1987 to 1990, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP and its predecessor. Ms. Cohen is a director of bebe Stores, Inc., a specialty apparel retailer, Hot Topic, Inc., a teen apparel retailer, and Equity One, a real estate investment trust that owns retail shopping centers in various parts of the United States. Ms. Cohen is a resident of the United States.

Charles D. Finkelstein has served as a director of the Company since February 1997. Since January 2001, he has served as President of Faber Coe & Gregg, Inc., which operates shops offering gifts, sundries and newspapers and other publications in airports, train stations, hotels and other venues in various parts of the United States. Since 1985, Mr. Finkelstein has served as general counsel, secretary and a director of that company. Mr. Finkelstein is a resident of the United States.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the election of Leonard I. Fluxman, Michèle Steiner Warshaw and Steven J. Preston as Class III Directors.

Meetings and Committees of the Board of Directors

The Company's board of directors met six times during 2007.

The board of directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter adopted by the board which sets forth the scope of the responsibilities of that committee. Copies of those charters are available for review on the Company's web site at www.steinerleisure.com. These three committees consist solely of directors who are independent as defined in the Nasdaq Rules. Ms. Cohen and Messrs. Harris and Preston are the members of the Audit and Compensation Committees. Ms. Cohen and Messrs. Finkelstein and Preston are the members of the Governance and Nominating Committee. Mr. Preston serves as Chair of the Audit Committee, Mr. Harris serves as Chair of the Compensation Committee and Ms. Cohen serves as Chair of the Governance and Nominating Committee.

The Audit Committee is responsible for overseeing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's Securities and Exchange Commission ("SEC") filings. The Audit Committee also is responsible for the review of proposed transactions between the Company and related parties. The report of the Audit Committee appears below, under "Audit Committee Report." The Audit Committee met seven times during 2007.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and the members of the board of directors and for establishing policies relating to that compensation. Under the Compensation Committee charter, adopted in April 2007, the committee also is responsible for recommending the compensation of the Company's directors. The board of directors is responsible for determining compensation of board members. Those compensation determinations have been made based on discussions with management and review of information from Towers Perrin, an independent compensation consultant. As described below, under "Executive Compensation - Compensation Discussion and Analysis," Towers Perrin has been retained by the Compensation Committee to provide advice on executive officer compensation.

The Compensation Committee also is responsible for granting awards and taking other actions with respect to the Company's Amended and Restated 1996 Share Option and Incentive Plan, which has expired other than with respect to outstanding awards thereunder (the "1996 Option Plan"), and 2004 Equity Incentive Plan (the "Equity Plan"). The Compensation Committee met five times during 2007. For further information on the Compensation Committee's consideration and determination of executive officer compensation, see "Executive Compensation - Compensation Discussion and Analysis," below.

The Governance and Nominating Committee is responsible for monitoring and overseeing matters of corporate governance and selecting, evaluating and recommending to the Board qualified candidates for election or appointment to the Board. The Governance and Nominating Committee met five times during 2007.

In 2007, each of the board members attended more than 75 percent of all of the board meetings and meetings of the committees of which such director was a member.

All board members are expected to attend the Company's annual meetings of shareholders. At the 2007 annual meeting, six of the seven board members were in attendance.

Shareholder Communications with the Board of Directors

Shareholders desiring to communicate with the board of directors or a particular director may send a letter to the Company's Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the sender as a shareholder and clearly state whether the intended recipients are all of the members of the board or one or more specified directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, as the case may be.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics for the Company, which is applicable to all officers, directors and employees of the Company and its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available for review on the Company's website at www.steinerleisure.com.

Director Nomination Procedures

The Governance and Nominating Committee has adopted procedures to be followed in connection with nominations to the board. A copy of the Nomination Procedures can be found on the Company's website at www.steinerleisure.com.

The Governance and Nominating Committee will consider all qualified candidates identified by various sources, including members of the board, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources.

The Governance and Nominating Committee is responsible for reviewing each candidate's biographical information, meeting with each candidate and assessing each candidate's independence, skills and expertise based on a number of factors, including the following criteria relating to the traits, abilities and experience of potential director candidates:

    whether the candidate is of high ethical character, has high integrity and has the ability to make analytical inquiries and exercise sound business judgment;

    whether the candidate serves or previously served as a chief executive officer or chief financial officer of a public company or has comparable experience leading a complex organization;

    whether the candidate is accomplished in his or her field, with special consideration being given to those who are experienced in the industries in which the Company is engaged or proposes to engage;

    whether the interplay of the candidate's knowledge, expertise, skills and experience with that of the other members of the board would build a board that is effective, collegial and responsive to the needs of the Company;

    the absence of any conflicts with the interests of the Company; and

    whether the candidate would be willing and capable to take the time to actively participate in meetings of the board and its committees and related activities.

Based on its assessment of a candidate's qualifications, the Governance and Nominating Committee makes recommendations to the board of directors regarding director candidates.

Shareholders who wish to propose a nominee for director at the 2009 annual meeting of shareholders should send written notice to the Company's Secretary by the date specified below in this Proxy Statement in the second paragraph under "Shareholder Proposals for 2009 Annual Meeting" (the "General Proposal Requirements"). Each written notice must set forth, in addition to the General Proposal Requirements: (i) the name and address of the shareholder who is making the nomination; (ii) the number of Common Shares beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Shares entitled to vote at such annual meeting of shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (iii) the name of the director candidate; (iv) a complete statement of the candidate's qualifications (including education, work experience, knowledge of the Company's industry, membership on other boards of directors and civic activities); (v) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (vi) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate's independence as defined in the Nasdaq Rules and information regarding the candidate's attributes that the board would need to consider in order to assess whether such candidate would qualify as an "audit committee financial expert" as defined in the regulations of the SEC; and (vii) the candidate's consent to serve as a director of the Company if elected.

COMPENSATION OF DIRECTORS

Chairman of the Board Compensation

During 2007, Mr. Warshaw received compensation for serving as Chairman of the Board pursuant to a five-year employment agreement with the Company, effective January 1, 2007. That agreement was negotiated between Mr. Warshaw and the Compensation Committee. Under that agreement, for 2007, Mr. Warshaw received a base salary of $92,000, a $1,500 fee for each meeting of the board and board committee (where invited by that committee) he attended, payment of health insurance premiums and an annual equity award of 2,373 restricted Common Shares ("restricted shares") under the Equity Plan (which plan is described below under "Executive Compensation - 2004 Equity Incentive Plan").

The amounts of the annual awards of restricted shares awarded under Mr. Warshaw's employment agreement are determined by dividing $100,000 by the closing price of a Common Share on the date of the agreement (for 2007) and on each anniversary date of the agreement during its term. These restricted shares have terms similar to the restricted shares described below under "Equity Compensation" but also have accelerated vesting in the event of certain terminations of Mr. Warshaw's employment with the Company other than for cause.

As is the case with all directors, Mr. Warshaw is entitled to reimbursement of expenses incurred in connection with fulfilling his duties. This agreement also provides for a payment of one year's salary to Mr. Warshaw in the event he terminates the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning in the employment agreements for the named executives (as defined below under "Executive Compensation - Employment Agreements") who have such agreements) or if the Company terminates the agreement without cause. Under this agreement, Mr. Warshaw is also subject to confidentiality and non-competition requirements similar to those under the employment agreements with the named executives.

Cash Compensation

Each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") is entitled to receive an annual retainer payment of $34,000. Each of Ms. Cohen and Mr. Harris, as Chair of the Compensation Committee and Governance and Nominating Committee, respectively, is entitled to receive an additional $6,000 annual retainer. Mr. Preston, as Chair of the Audit Committee, is entitled to receive an additional $12,000 annual retainer. Each Non-Employee Director also receives $1,200 for each meeting of the board of directors attended and for each meeting of a board committee (of which he or she is not a member) attended at the request of that committee and $850 for each committee meeting attended (for committee members), except for the Chair of each committee, who receives $1,100 for each committee meeting attended. For 2007, Ms. Warshaw received fees for board and committee meeting attendance at the same rate as the Non-Employee Directors. For 2008, Ms. Warshaw is entitled to receive $1,500 for each such meeting of the board of directors or committee attended.

Ms. Warshaw receives certain additional compensation from the Company as described below, under "Certain Transactions - Compensation of Michele Steiner Warshaw."

Equity Compensation

In 2007, each Non-Employee Director and Ms. Warshaw received, under the Equity Plan, an award of a number of restricted shares determined by dividing $50,000 by the closing price of a Common Share on the date of the 2007 annual meeting of shareholders (the "Closing Price"). In addition, each Non-Employee Director who served as chair of a board committee received on the date of the 2007 Annual Meeting a number of restricted shares determined by dividing $10,000 by the Closing Price. These restricted shares vest on the first anniversary of the date of grant except that, in the event of a change in control of the Company (as defined in the Equity Plan) or the death of the director, the shares vest immediately. These shares are subject to forfeiture upon the termination of service on the board other than removal by the board without cause. Non-Employee Directors have no rights as shareholders with respect to the restricted shares until those shares vest.

The same annual equity award as described above for 2007 has been approved to be awarded to the Non-Employee Directors and Ms. Warshaw on the date of the Annual Meeting.

Director Compensation Table

The following table sets forth information with respect to the compensation for 2007 of the Company's directors, other than Mr. Fluxman, who receives no compensation for serving on the board.

Name	Fees Earned or Paid in Cash ($) (1)	Share Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Cynthia R. Cohen	$62,900	$55,125	$1,965	$--	$119,990
Charles D. Finkelstein	45,450	49,732	--	--	95,182
David S. Harris	59,500	59,677	--	--	119,177
Steven J. Preston	69,400	59,677	--	--	129,077
Clive E. Warshaw	92,000	3,562	282,451	24,257 (5)	402,270
Michèle Steiner Warshaw	7,200	49,732	--	82,793 (6)	139,725

    These amounts represent the cash meeting fees and annual cash retainers. Mr. Warshaw's payment represents the base salary under his employment agreement. Ms. Warshaw did not receive an annual cash retainer in 2007. These payments are described in the narrative preceding this table.

    This column reflects the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with FAS 123R (excluding forfeiture estimates) for awards of unvested restricted shares received in 2007 and prior to that year. The methodologies and assumptions utilized in the valuation of these equity awards (as well as the awards referenced in note (3), below) are set forth in Note 2(n) to the Consolidated Financial Statements of Steiner Leisure Limited and its Subsidiaries, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

    Mr. Finkelstein and Ms. Warshaw each received an award of 1,011 restricted shares (with a grant date fair value computed under FAS 123R of $50,000) in June 2007. Ms. Cohen and Messrs. Harris and Preston each received an award of 1,213 restricted shares (with a grant date fair value computed under FAS 123R of $60,000) in June 2007. These restricted share awards are described in the narrative preceding this table. Each of these directors held the unvested restricted shares associated with the June 2007 awards as of December 31, 2007. All equity awards to directors after April 2006 (consisting solely of restricted shares) were made pursuant to the Equity Plan.

    No options were granted to the directors during 2007.  Amounts reported in this column represent the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with FAS 123R (excluding forfeiture estimates) for awards of share options prior to 2007.

    As of December 31, 2007, the following directors held the following number of share options: Ms. Cohen - 518; Mr. Finkelstein - 8,813; Mr. Harris - 6,000; Mr. Preston - 4,000; Mr. Warshaw - 25,002; and Ms. Warshaw - 3,000.

    Directors and their immediate families are entitled to receive certain complimentary spa services at facilities of the Company and discounts on products of the Company. No other compensation required to be disclosed in this table was received by directors other than Mr. Warshaw and Ms. Warshaw. The amounts reflected in this column were determined in the manner described in note (3) to the Summary Compensation Table, below.

    This amount includes payment of health insurance premiums of $22,465 and the value of spa services received by Mr. Warshaw at Company facilities in the amount of $1,736 and samples of Company products received by Mr. Warshaw in the amount of $56.

    Ms. Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary. This amount includes payments to Ms. Warshaw for her services in that capacity in 2007 (salary of $80,000). Ms. Warshaw also received spa services at Company facilities in the amount of $2,737 and samples of Company products in the amount of $56.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members, Steven J. Preston, Chair, Cynthia R. Cohen and David S. Harris. The board of directors has determined that each of the Audit Committee members is independent of the Company as defined in the Nasdaq Rules. The board also has determined that each member of the Audit Committee qualifies as an "Audit Committee Financial Expert" within the meaning of applicable SEC regulations.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The independent auditors are also responsible for auditing the Company's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

The Audit Committee reviewed and discussed with management and the Company's independent auditors, Ernst & Young, the Company's internal control over financial reporting as of December 31, 2007 and the Company's audited consolidated financial statements for the fiscal year ended December 31, 2007. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. Management also represented to the Audit Committee that, as of December 31, 2007, the Company's internal control over financial reporting was effective. The Audit Committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) on (i) that firm's independence as required by the Independence Standards Board and (ii) the matters required to be communicated under generally accepted auditing standards. The Audit Committee also has discussed with the independent auditors their independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the auditors.

Based upon the review and discussions referenced above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

Members of the Audit Committee:

Steven J. Preston, Chair
Cynthia R. Cohen
David S. Harris

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

Fees Paid to Auditor

The following table sets forth the fees incurred by the Company to Ernst & Young for fiscal years 2007 and 2006:
	2007	2006
Audit Fees	$1,122,768	$1,144,462
Audit-Related Fees	80,000	387,344
Tax Fees	9,000	9,214
All Other Fees	--	13,724
Total	$1,211,768	$1,554,744

Audit Fees. These fees were for services that included the audit of the Company's annual financial statements and review of quarterly financial statements and services that are normally provided by the independent auditors in connection with statutory and regulatory filings. For 2007 and 2006, a significant portion of the services included the audit of the Company's internal controls over financial reporting. These services also included advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. For 2007, these fees were in connection with the due diligence services performed in connection with consideration of a potential transaction. For 2006, these fees were in connection with the required audits of the Utah College of Massage Therapy after it was acquired by the Company and advisory services pertaining to agreed upon procedures relating to a resort spa.

Tax Fees. These fees were for tax advice and preparation of certain tax filings and tax returns.

Other Fees. For 2007, there were no such fees. For 2006, these fees were for services in connection with the relocation of the Company's Asian resort spas' administrative office.

Pre-Approval Policies and Procedures for Audit Services and Permitted Non-Audit Services

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by Ernst & Young. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young's independence. These services may include audit services, audit-related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit-related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. Ernst & Young is required to provide to the Audit Committee back-up information with respect to the performance of such services.

The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by Ernst & Young and requires that the Chair report to the Audit Committee any pre-approval decisions made by the Chair at the next scheduled meeting of the Audit Committee.

All services performed by Ernst & Young for the Company for 2007 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 10, 2008, regarding the beneficial ownership of the Common Shares of (i) each director and each executive officer of the Company identified below under "Executive Compensation," (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and the identified executive officers is the address of the Company's administrative affiliate, Steiner Management Services, LLC,  770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)	Percent of Class(%)
Clive E. Warshaw	1,218,289(1)	7.48%
Leonard Fluxman	178,479(2)	1.09
Stephen Lazarus	12,575(3)	*
Glenn Fusfield	12,555(4)	*
Robert C. Boehm	79,536(5)	*
Sean C. Harrington	16,304(6)	*
Michèle Steiner Warshaw	4,279(7)	*
Cynthia R. Cohen	1,797(8)	*
Charles D. Finkelstein	10,092(9)	*
David S. Harris	7,535(10)	*
Steven J. Preston	4,000(11)	*
Directors and executive officers as a group (15 persons)	1,623,503(12)	9.78
Baron Capital Group, Inc. and Reporting Group	1,040,078(13)	6.40
FMR LLC	1,680,000(14)	10.34
Franklin Resources, Inc. and Reporting Group	2,089,485(15)	12.86
Kayne Anderson Rudnick Investment Management, LLC	1,053,303(16)	6.48
Pictet Asset Management SA	845,427(17)	5.20
Wellington Management Company, LLP	1,449,364(18)	8.92

__________

* Less than one percent

(1) Includes 25,002 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days after April 10, 2008 (hereinafter, "currently exercisable"). Does not include shares owned by Michèle Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.

(2) Includes 139,570 shares issuable upon exercise of currently exercisable options.

(3) Includes 7,667 shares issuable upon exercise of currently exercisable options.

(4) Includes 3,833 shares issuable upon exercise of currently exercisable options and 3,334 restricted shares that vested on April 25, 2008.

(5) Includes 71,938 shares issuable upon exercise of currently exercisable options.

(6) Includes 10,666 shares issuable upon exercise of currently exercisable options.

(7) Includes 3,000 shares issuable upon exercise of currently exercisable options. Does not include shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

(8) Includes 518 shares issuable upon exercise of currently exercisable options.

(9) Includes 8,813 shares issuable upon exercise of currently exercisable options.

(10) Includes 6,000 shares issuable upon exercise of currently exercisable options.

(11) Represents 4,000 shares issuable upon exercise of currently exercisable options.

(12) Includes 350,515 shares issuable upon exercise of currently exercisable options and 3,334 restricted shares that vested on April 25, 2008.

(13) According to a Schedule 13G dated February 12, 2008 filed by Baron Capital Group, Inc. ("Baron"), BAMCO, Inc. ("Bamco"), Baron Capital Management, Inc. ("BCMI"), Baron Growth Fund, Inc. ("BGFI") and Ronald Baron, (i) each of Baron and Ronald Baron has shared voting power with respect to 940,078 shares and shared dispositive power with respect to all of the shares, (ii) Bamco has shared voting power with respect to 927,578 shares and shared dispositive power with respect to 1,027,578 shares, (iii) BCMI has shared voting and shared dispositive power with respect to 12,500 shares and (iv) BGFI has shared voting power and shared dispositive power with respect to 877,978 shares. The address for the foregoing entities and individual is 767 Fifth Avenue, New York, NY 10153.

(14) According to a Schedule 13G dated February 13, 2008 filed by FMR LLC (the successor to FMR Corp.) ("FMR"), FMR has no voting power with respect to the shares and sole dispositive power with respect to the shares. The address of FMR is 82 Devonshire St., Boston, MA 02109.

(15) According to a Schedule 13G dated December 7, 2007 filed by Franklin Resources, Inc. ("Franklin"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. ("FTIC"), (i) FTIC has sole voting power and sole dispositive power with respect to 1,594,756 shares and (ii) Templeton Investment Counsel, LLC has sole voting power with respect to 485,059 shares and sole dispositive power with respect to 494,729 shares. The address of the above entities is One Franklin Parkway, San Mateo, CA 94403.

(16) The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(17) The address of Pictet Asset Management SA is 60 Route Des Acacias, Geneva 73, Switzerland CH-12 11.

(18) According to a Schedule 13G dated February 14, 2008 filed by Wellington Management Company, LLP ("Wellington"), Wellington has shared voting power with respect to 1,048,824 shares and shared dispositive power with respect to all of the shares. The address of Wellington is 75 State Street, Boston, MA 02109.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Set forth below is a discussion of the Company's executive compensation programs pursuant to which the compensation described in the tables and accompanying notes below was paid.

Overview

The Compensation Committee of the board of directors is responsible for reviewing and approving all compensation for the named executives and other executive officers of the Company.

The Company provides a competitive executive compensation program, the objectives of which are to attract, retain and reward employees whose performance and contributions add to the Company's success. This compensation approach targets total compensation at the 75th percentile of a group of companies identified with the assistance of the Compensation Committee's independent compensation advisor, with the opportunity to earn additional compensation for strong Company-wide and, in certain cases, business unit, performance. At that level of compensation, the Committee believes that its executive compensation program is effective at attracting, retaining and rewarding executive officers responsible for leading the Company in the achievement of its business goals. The Company believes that this approach is consistent with its ultimate goal of maximizing shareholder value.

The compensation payable to four of the named executives is based on the employment agreements described below under "Employment Agreements." Those agreements, among other things, establish minimum base salaries (in each case the salary in effect as of the effective date of each agreement), the performance targets for non-equity incentive compensation and general rights to receive equity awards. The employment agreement for the Chief Executive Officer also establishes the minimum amounts of annual awards of certain equity compensation.

Mr. Harrington does not currently have (and for 2007 did not have) an employment agreement with the Company. He and the Company are currently in discussions with respect to such an agreement. The performance targets upon which Mr. Harrington's non-equity incentive compensation was based for 2007 are reflected in note (1) to the "2007 Grants of Plan-Based Awards" table, below.

Compensation Philosophy

The Compensation Committee believes that the Company's goal of maximizing shareholder value depends to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages.

The Compensation Committee also believes that shareholder value is enhanced by aligning the interests of its executive officers with the interests of its shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the named executives and other executive officers of the Company promote such an alignment of interests by offering (i) non-equity incentive compensation in the form of cash bonuses tied to specified Company and business unit performance targets and (ii) the opportunity to receive equity awards under the Equity Plan, including equity incentive awards tied to specified Company and business unit performance targets.

These forms of at-risk incentive compensation opportunities represent a very significant portion of the total compensation to the executive officers of the Company and are linked directly to the Company's performance.

Total compensation is targeted with a mix of both cash and equity-based compensation. The Compensation Committee chooses cash compensation to be competitive for recruitment and retention of top talent. The Compensation Committee chooses equity-based compensation for similar reasons, but also to create a linkage between shareholder reward and executive reward. The committee believes that the portion of equity-based compensation, vesting over three years, creates this linkage. This is especially true viewed over successive years; at any given time, zero, two-thirds or one-third of shares awarded, as the case may be, are not yet vested. The relative amounts of each element are based on input from the Compensation Committee's independent compensation advisor and the collective judgment of the Compensation Committee.

The Compensation Committee further believes that an executive officer's total compensation opportunity should be commensurate with position and responsibility. Accordingly, the proportion of total compensation attributable to variable, at-risk elements increases with successively higher levels of responsibility at the Company. Thus, the most senior executive officers of the Company who are responsible for the development and execution of the Company's strategic plans have the largest portion of their compensation tied to variable incentives, including equity-based compensation, in which ultimate value is dependent on changes that impact shareholder value.

The determination of the target amount of equity awards for each of the named executives for 2007 was based on taking the total amount of targeted compensation (i.e., the compensation payable if all of the performance targets applicable to incentive awards are achieved) for such individual that was deemed appropriate by the Compensation Committee and subtracting from that amount the proposed base salary and targeted short-term incentive compensation. The aggregate value of the two equity award components was intended to equal the remainder from that subtraction.

Components of Compensation - Overview

The Company's compensation program for its executive officers consists of four components: base salary, non-equity incentive compensation in the form of cash bonuses, awards of restricted shares and performance shares (through January 2006, equity awards included share options) under the Equity Plan, and various employee benefits (including, among other things, automobile allowances, medical and disability insurance and 401(k) plan benefits). The program places a significant percentage of the Company's executive officers' compensation at risk, rewarding the executives if the performance of the Company warrants such a reward and, accordingly, encouraging the building of shareholder value.

Categories of Named Executives' Compensation

The Compensation Committee views the general parameters of compensation for the named executives in three categories. The first compensation category is for the Chief Executive Officer. This category reflects the overall responsibilities of the senior executive officer of the Company and the applicable compensation is determined accordingly.

The second category, for Messrs. Boehm, Fusfield and Lazarus, reflects, for Messrs. Boehm and Lazarus, that their respective responsibilities entail work for the Company itself as well as for each of its divisions, and for Mr. Fusfield, responsibilities as chief operating officer of the Company's principal business unit (Maritime). For each of these three individuals, the base salary and the threshold percentages for the achievement of the performance targets relating to non-equity incentive compensation (potential cash bonus) are the same. Equity grants (restricted shares) and equity incentive compensation (performance shares) for each of those three named executives includes the same number of shares to be awarded, or potentially awarded, if the performance targets are achieved. The difference in the scope of operating responsibilities between Messrs. Boehm and Lazarus, on the one hand, and Mr. Fusfield, on the other, is reflected in the fact that Mr. Fusfield's non-equity incentive compensation and equity incentive compensation are weighted substantially toward the achievement of specified performance targets by the Maritime Division. Those compensation components for Messrs. Boehm and Lazarus, as well as for Mr. Fluxman, are tied exclusively to Company-wide performance.

The third category, for Mr. Harrington, also reflects the fact that he is the senior operating officer of a Company business unit (Elemis Products). While that business unit is smaller than the Maritime Division, the base salary of Mr. Harrington, who is based in the United Kingdom, is higher than that of Messrs. Boehm, Fusfield and Lazarus. This difference reflects primarily the British Pounds Sterling (in which Mr. Harrington is paid) to U.S. Dollar (in which the Company pays its U.S. - based employees) exchange rate. This higher base salary also provides the potential for a higher (in U.S. Dollars) non-equity incentive bonus, provided that the pertinent performance targets are met or exceeded. Mr. Harrington's non-equity incentive compensation performance target thresholds are the same as those for Messrs. Boehm, Fusfield and Lazarus, and Mr. Harrington's equity incentive compensation includes the same number of shares to be awarded, or potentially awarded, if the performance targets are achieved, as for those individuals. As is the case with Mr. Fusfield, the performance targets on which Mr. Harrington's non-equity incentive compensation and equity compensation are based are weighted heavily toward the achievement of specified performance targets of Mr. Harrington's business unit.

Compensation Determination Process

The Compensation Committee makes compensation determinations for the named executives and the other executive officers of the Company annually, typically in the fourth quarter of the year preceding the year in question. In connection with those determinations for 2007, the Compensation Committee received recommendations from the Chief Executive Officer of the Company and advice from Towers Perrin, an outside compensation consultant (the "Consultant"). The Chief Executive Officer's involvement in the compensation determination process was limited to making such recommendations.

The Compensation Committee retained the Consultant at the Company's expense, to provide objective, independent analysis and advice to the committee with respect to compensation of the named executives and other executive officers of the Company. The Consultant was retained in each of 2005 and 2006 to assess the competitiveness of the compensation of those officers so that appropriate compensation levels for 2006 and 2007, respectively, could be determined. The Consultant also had been retained to provide advice with respect to compensation of the Company's executive officers in 2003. Other than as described above, the Consultant was not asked to provide any other services for the committee or the Company.

The Consultant was advised of the Company's compensation philosophy of providing total compensation for the named executives in amounts placing them, as a group, in the 75th percentile of total compensation of officers in similar positions at comparable companies. For 2007, the Consultant reviewed base salary, annual incentives and long-term incentives of officers in positions similar to those of the Company's executive officers, with a variety of companies, including, for Mr. Harrington, United Kingdom-based companies.

In connection with its report to the Compensation Committee in 2005 relating to potential executive compensation for 2006, the Consultant identified a peer group of 14 companies (which were identified in the proxy statement for the Company's 2007 annual meeting of shareholders) on which its advice was based. For 2007, based on discussions with the Consultant, the Compensation Committee determined that a broader view of other companies' compensation approaches with respect to officers in positions similar to the named executives would better reflect the labor market and provide more accurate data on which the committee could make its compensation decisions. Accordingly, the Consultant's advice was based on its analysis of the

Consultant's database of 800 companies and the database of another outside compensation consultant, consisting of 2,500 companies. The compensation information determined from an analysis of those databases was adjusted to reflect the difference in the revenues of the Company as compared to those companies. The committee has determined that, due to the varied nature and multitude of the companies on which the Consultant relied in its analysis, it would not be materially useful or practicable to include a list of those companies in this discussion.

Components of Compensation - Analysis

Base Salary. Base salary is subject to the "floor" established in the employment agreements for each named executive with such an agreement (the salary in effect as of the effective date of the agreement). As part of the Compensation Committee's determination of overall compensation for the named executives, consideration is given to percentage increases in base salaries.

Overall, salary targets for the named executives and other executive officers are set based on the Company's budgets for the upcoming year (which budgets are required to be approved by the Compensation Committee to the extent they affect compensation of executive officers). Typically, there is a general percentage increase in base salary for all the named executives, with individual variances based on relative performance (merit) or the need to bring the base salary of one or more individuals to peer levels.

For 2007, the percentage increase was 6.0% for Mr. Fluxman and 7.5% for the other named executives. This was part of the total compensation package for the year and was intended to bring their total compensation into line with what the Compensation Committee deemed appropriate in light of the advice of the Consultant. The larger increase in base salary for the named executives other than Mr. Fluxman reflected the recommendation of Mr. Fluxman that those executives be recognized for the Company's strong performance in 2006.

Short-term Incentive Compensation. In addition to base salary, the employment agreements for the named executives provide them with the opportunity to earn additional cash compensation if the annual Company and, in the case of Messrs. Fusfield and Harrington, annual business unit, targets are met or exceeded. The types of performance targets for, and the threshold, target and maximum amounts of, these awards are established in the employment agreements for the named executives, where applicable, and for Mr. Harrington, for 2007, by the Compensation Committee. These awards are mathematically interpolated between threshold and maximum amounts and, in general, no positive or negative discretion is applicable to the award determination.

The Company-wide performance measure for non-equity incentive compensation awards is the earnings per share of the Company. For Messrs. Fluxman, Boehm and Lazarus, the performance target for receipt of non-equity incentive compensation is the achievement of the budgeted earnings per share of the Company for the year in question. The Committee believes that the targeted earnings per share budgeted for 2007 was an appropriate performance target in light of the challenges to achieve the growth reflected in that amount in all of the Company's business units, including the significant budgeted growth in some of the Company's business units.

For Messrs. Fusfield and Harrington, that performance target also is a basis for the receipt of non-equity incentive compensation, but that performance target only constituted, for 2007, 15% and 20%, respectively of the target bonus for each of those individuals. The balance of the performance targets for the non-equity incentive compensation for Messrs. Fusfield and Harrington were based on the net income of the operating units which they lead. For Mr. Fusfield, those operating units were the Company's Maritime Division, upon which most of his potential short-term incentive compensation was based, and the Company's day spa in Coral Gables, Florida (the "Day Spa"), upon which a small portion of such potential compensation was based. For Mr. Harrington, the operating units were those conducting operations of the Company relating to its Elemis Limited subsidiary.

The committee believes that the net income performance target amount for the Maritime Division represented a challenging performance target because, among other things, it reflected a budgeted increase in growth for that division, notwithstanding the fact that commission payments under agreements with cruise lines, the division's principal cost element, was scheduled to increase for 2007.

The committee believes that the amount of the Day Spa performance target was appropriate in light of the challenges to achieving that target in light of the competition, increasing costs and other factors affecting that business. For 2007, the budgeted net income target for those operations was not achieved.

Similarly, the net income performance target amount for Elemis Limited-related operations for 2007 represented a challenging target to achieve because it reflected significant budgeted growth in those operations. For 2007, the budgeted net income target for those operations was not achieved.

The Compensation Committee believes that weighting this incentive compensation heavily towards earnings per share closely aligns the interests of the named executives with those of the shareholders because that performance measure often can be a key factor in determining shareholder value. The committee believes that the use of the net income performance measure with respect to operating unit performance also is appropriate in aligning the interest of the named executives with those of the shareholders, since net income is the key determinant of earnings per share.

These considerations also are reflected in the fact that the performance targets with respect to the long-term incentive compensation for 2007, described below, are similar to those for the 2007 short-term incentive compensation.

Long-Term Incentive Compensation. Long-term incentive compensation awards are designed to reward the named executives and other Company officers and employees for achievement of Company goals, which ultimately result in increased shareholder value. These awards are equity-based to align the long-term interests of executive officers (and other award recipients) with those of shareholders. These awards are made by the Compensation Committee under the Equity Plan. Certain information with respect to the Equity Plan is set forth below under "2004 Equity Incentive Plan."

Annual equity incentive awards are typically made in the fourth quarter at the time that base salaries for the named executives and other executive officers of the Company for the following year are determined.

Until the January 2006 equity award (which substituted for the award that normally would have been made in the fourth quarter of 2005), these annual equity awards consisted of share options and, beginning with the award made for 2005, restricted shares. Those awards vest in equal installments over three years and increase in value only, and to the extent that, the market price of the Common Shares increases.

The December 2006 (for 2007) long-term equity incentive awards consisted of two components. The principal component of the award was performance shares, the vesting of which (over three years) is dependent on the achievement of performance targets similar (but, excluding with respect to Mr. Fusfield, the operations of the Day Spa) to those described above under "Short-Term Incentive Compensation." Those shares constituted approximately 70% of the targeted number of shares that comprised these long-term equity awards. The remaining approximately 30% of the long-term incentive compensation awards for 2007 consisted of restricted shares that vest in equal installments over three years without regard to performance targets.

While the Compensation Committee believes that both of these forms of long-term incentive compensation align the interests of the named executives with those of the shareholders, the variance in the amounts of these two forms of equity compensation reflect the Compensation Committee's intention of tying a significant portion of the named executives' compensation directly to specified company and business unit performance. This intention of the Compensation Committee was also reflected in the equity incentive awards made in December 2007 (for 2008) to the named executives, which consist of the same types of awards, and in the same relative percentage amounts as those made for 2007. The non-Company-wide performance target for 2008 for each of Messrs. Fusfield and Harrington is the operating income of the operations of the respective Company business unit (but, excluding with respect to Mr. Fusfield, the operations of the Day Spa) for which he is responsible (with certain adjustments in the case of Mr. Harrington). The Compensation Committee believes that this performance measure is appropriate because it closely aligns the performance of the respective business unit with the day-to-day operational influence of its leader.

Other Equity Awards

The Compensation Committee also awards long-term equity compensation in the form of restricted shares, which vest equally over three years, in connection with the recruitment and retention of executive officers of the Company. In 2007, the committee awarded restricted shares to Mr. Fusfield upon his entering into a new employment agreement with the Company. Equity awards also have been made to certain executive officers at the times they commenced employment with the Company.

Applicability of Section 162(m)

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), limits the annual corporate federal income tax deduction for compensation paid to the named executives to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of the Company's shareholders. For 2007, the deductibility of the compensation of one of the named executives was subject to this limitation on deductibility primarily because of certain grants of equity that are subject to this limitation. This limitation did not require the Company to pay U.S. federal income tax in 2007, however, because (i) a significant portion of the Company's income is not subject to U.S. income tax and, therefore, a significant portion of the named executives' compensation is allocable to income not subject to U.S. income tax and (ii) there were sufficient net operating losses available to the Company for that year to offset such loss of deductibility. The Company believes that performance-based equity awards made under the Equity Plan, commencing with those made in December 2007, will not be subject to the limitations under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis ("CD&A") with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee

David S. Harris, Chair
Cynthia R. Cohen
Steven J. Preston

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2007 and 2006, information concerning compensation for services in all capacities to the Company's principal executive officer (Chief Executive Officer), principal financial officer (Executive Vice President and Chief Financial Officer) and the next three most highly compensated executive officers (collectively, the "named executives").

Name and principal position	Year	Salary ($)	Share Awards ($) (1)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Leonard I. Fluxman President and Chief Executive Officer	2007 2006	$ 609,541 575,039	$ 1,368,300 755,533	$ 257,696 392,234	$ 735,681 706,453	$ 50,644(4) 47,028	$ 3,021,862 2,476,287
Stephen Lazarus Executive Vice President and Chief Financial Officer	2007 2006	301,000 280,000	545,966 270,045	98,283 194,203	181,645 171,994	32,484(5) 29,588	1,159,378 945,830
Glenn Fusfield Executive Vice President and Chief Operating Officer - Maritime	2007 2006	301,000 280,000	534,087 226,059	98,283 149,774	252,997 160,339	33,598(6) 29,484	1,219,965 845,656
Robert C. Boehm Executive Vice President and General Counsel (7)	2007 2006	301,000 280,000	422,466 226,059	98,283 162,586	181,645 171,994	51,990(8) 49,693	1,055,384 890,332
Sean C. Harrington Managing Director of Elemis Limited (9)	2007 2006	400,676 342,904	325,999 197,935	47,005 72,133	48,359 186,677	46,519(10) 44,377	868,558 844,026

    The amounts in these columns represent the dollar amounts recognized by the Company as expenses for financial reporting purposes for 2007 and 2006, respectively, in accordance with FAS 123R (without estimates of forfeiture) for restricted shares and performance Common Shares ("performance shares") ("Share Awards" column) granted to the named executives in 2007 and prior years and share options ("Option Awards" column) granted to the named executives in 2006 and prior years. No share options were granted during 2007. The amounts in the Option Awards column represent the portion of share option awards made during 2006 and prior years recognized for financial statement reporting purposes for 2007 in accordance with FAS 123R (excluding forfeiture estimates). The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. These equity awards were made under the (i) 1996 Option Plan (awards made until June 2004) and (ii) Equity Plan (awards made beginning in June 2004).

    These awards were made based on the achievement of performance targets specified in the incentive bonus provisions of the respective employment agreements for the named executives other than Sean Harrington, who did not have an employment agreement in place in 2007. These bonus provisions are described below under "Employment Agreements." Mr. Harrington's award was based upon achievement of the performance targets described in note (1) to the "2007 Grants of Plan-Based Awards" table, below.

    The dollar amounts for the perquisites and personal benefits reported in this column are based on the incremental cost of these items to the Company and were determined (i) where the benefit was linked to a direct out-of-pocket expense, based on the actual expense incurred, (ii) where the benefit was ancillary to a business expense (i.e., performance of spa services by Company personnel), based on the estimated incremental cost to the Company of the provision of the benefit and (iii) with respect to samples of Company products, based on the cost of these products to the Company. Where the cost was denominated in British Pounds Sterling, these amounts were converted into U.S. Dollars based on the average exchange rate for each of 2007 and 2006, as applicable. Certain of the named executives (and directors) also purchased Company products at a discount, but since that discount price exceeded the cost to the Company of the products, there was no incremental cost to the Company in connection with such purchases and, therefore, those transactions are not required to be reported in this table.

    For 2007, represents an automobile allowance of $20,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $6,835, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $1,395, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $5,167 and payment of home business telephone and Internet line charges of $1,584. For 2006, represents an automobile allowance of $20,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $6,835, medical insurance premiums of $5,864, term life insurance premiums of $1,790, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $2,807, reimbursement of home business telephone and Internet line charges of $1,205 and samples of Company products in the amount of $127.

    For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $5,304, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $707, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $513 and reimbursement of home Internet line charges of $297. For 2006, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $4,521, medical insurance premiums of $5,864, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $269, reimbursement of home Internet line charges of $407 and samples of Company products in the amount of $127.

    For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $3,868, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $680 and spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $3,387. For 2006, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $3,308, medical insurance premiums of $5,864, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $1,785 and samples of Company products in the amount of $127.

    Through December 31, 2007, Mr. Boehm served as Senior Vice President and General Counsel of the Company.

    For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $2,647, medical insurance premiums of $3,166, payments of $8,869 in lieu of medical insurance payments for a portion of the year when medical insurance was not paid, reimbursement of life insurance premiums of $2,802, a payment of $12,326 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,630, reimbursement of home Internet line charges of $515 and samples of Company products in the amount of $35. For 2006, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $2,647, payments in lieu of medical insurance premiums of $15,205, a payment of $11,760 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $1,018, reimbursement of home Internet line charges of $536 and samples of Company products in the amount of $127.

    Mr. Harrington's cash compensation was paid in British Pounds Sterling. All such amounts, as well as the values of non-cash items reported under "All Other Compensation," are presented in U.S. Dollars based on the average exchange rate for each of 2007 and 2006, as applicable.

    For 2007, represents an automobile allowance of $21,619, contribution to a private pension arrangement maintained by Mr. Harrington of $20,034, medical insurance premiums of $3,455, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $995, reimbursement of home Internet line charges of $360 and samples of Company products in the amount of $56. For 2006, represents an automobile allowance of $23,515, contribution to a private pension arrangement maintained by Mr. Harrington of $17,145, medical insurance premiums of $2,933, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $171, reimbursement of home Internet line charges of $486 and samples of Company products in the amount of $127.

Employment Agreements

The Company has entered into employment agreements with four of the named executives, as described below. Mr. Harrington and the Company are in discussions with respect to an employment agreement for him to replace the employment agreement that previously expired. Mr. Harrington is currently being paid a salary at the annual rate of approximately $434,180 (based on the British Pounds Sterling to U.S. Dollar exchange rate on April 10, 2008). For 2008, the Compensation Committee has approved a bonus formula for Mr. Harrington with the same performance measures (with different targets) as in effect for 2007.

All of the named executives' agreements provide for, among other things: (i) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave their employment with the Company; (iii) the continuation of compensation payments to a disabled named executive until such officer has been unable to perform the services required of him or her for specified periods of time; (iv) an automobile allowance; (v) payments to be used for the purchase of a disability insurance policy and term life insurance; (vi) payments upon death or disability; (vii) 401(k) plan payments; (viii) health insurance (or payments in lieu thereof); and (ix) payments in lieu of unused vacation time (up to certain limits). The budgets containing targeted performance on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee. These bonuses are subject to reduction of up to 25% by the Compensation Committee in the event of certain failures by a named executive to follow Company policy. For each of the named executives, the base salary under these agreements, generally, has been increased by the Compensation Committee as of each first of January during the terms thereof.

Under their employment agreements, the named executives are entitled to receive certain payments from the Company and the acceleration of certain equity awards in the event such a named executive's employment with the Company terminates under various circumstances, including termination by a named executive after a change in control of the Company.

Under the employment agreements for the named executives, a "change in control" is deemed to occur if (i) over a twelve (12) month period, a person or group of persons acquires shares of the Company representing thirty-five percent (35%) of the voting power of the Company or a majority of the members of the board is replaced by directors not endorsed by the members of the board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires forty percent (40%) or more of the gross fair market value of the assets of the Company over a 12-week period.

If the employment agreement of a named executive is not renewed on terms at least as favorable as in that agreement, that named executive also would be entitled to certain payments. The types of terminations and the amounts payable for each are described below under "Potential Payments on Termination, Including After a Change in Control."

The named executives and their immediate families also are entitled to receive certain complimentary spa services at facilities of the Company and samples of, and discounts on, products of the Company.

Leonard Fluxman. In March 2006, the Company entered into a five-year employment agreement with Leonard Fluxman, effective as of January 1, 2006. The agreement provides for a minimum annual base salary of $575,000 and, as amended effective January 2007, an annual bonus of 50% of Mr. Fluxman's then base salary upon the attainment of 90% of the budgeted earnings per share of the Company for the year in question and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the budgeted earnings per share up to a maximum bonus equal to 200% of Mr. Fluxman's base salary.

The agreement also provides for a grant, on the date thereof, of 30,000 restricted shares pursuant to the Equity Plan, which vest at the rate of one-third thereof on each of the first three anniversaries of the date of grant, and the granting to Mr. Fluxman, as part of the annual grant of equity to officers and certain other employees of the Company, of not less than 21,000 options to purchase Common Shares (which vest at the rate of one-third thereof on each of the first three anniversaries of the date of grant, subject to acceleration in certain events) and 26,000 performance shares. The unvested portions of any of the performance shares or options granted to Mr. Fluxman during the term of the agreement would be immediately forfeited in the event Mr. Fluxman's employment is terminated for cause or he voluntarily resigns his employment. Those options and performance shares would vest immediately upon (i) Mr. Fluxman's death or disability, (ii) Mr. Fluxman's retirement, (iii) termination of Mr. Fluxman's employment without cause or for illness or (iv) Mr. Fluxman's termination of his employment for Good Reason (which includes a change in control), as defined in the employment agreement. The agreement also gives Mr. Fluxman the right under certain circumstances to require the Company to purchase any shares of the Company's Steiner Education Group, Inc. subsidiary ("SEG") held by Mr. Fluxman at the time of the termination of Mr. Fluxman's employment with the Company.

The agreement provides that if Mr. Fluxman is required to pay, on or following a change in control, any excise tax pursuant to the Code, or any interest or penalties with respect to such excise tax, with respect to payments he receives from the Company (the "Payments"), the Company is required to pay to or on behalf of Mr. Fluxman an additional payment (a "Gross-Up Payment") in an amount such that after payment by Mr. Fluxman of all taxes imposed on the Gross-Up Payment, Mr. Fluxman retains an amount of the Gross-Up Payment that will be equal to the excise tax imposed upon the Payments.

Stephen Lazarus. The Company entered into a five-year employment agreement, effective August 21, 2006, with Stephen Lazarus, Executive Vice President and Chief Financial Officer of the Company. That agreement provides for the payment of an annual base salary of not less than $280,000. In addition, under an amendment to the agreement effective January 1, 2007, Mr. Lazarus is entitled to receive a bonus of 25% of his then base salary upon the attainment of 90% of the budgeted earnings per share of the Company for the year in question and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the budgeted earnings per share of the Company, up to a maximum bonus equal to 100% of base salary.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Equity Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

Glenn Fusfield. In April 2007, the Company entered into a five-year employment agreement with Glenn Fusfield, Executive Vice President and Chief Operating Officer - Maritime of the Company, effective January 1, 2007. Under his agreement, Mr. Fusfield is entitled to receive an annual base salary of not less than $301,000 and a bonus comprised of three components. Under the first component, Mr. Fusfield is entitled to receive a bonus equal to 20% of his then base salary upon the attainment of 90% of the budgeted net income of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 90% threshold, including its exceeding the budgeted net income. Under the second component, Mr. Fusfield is entitled to receive a bonus of 3.75% of his then base salary upon the attainment of 90% of the budgeted earnings per share of the Company for the year in question and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding its budgeted earnings per share. Under the third component, Mr. Fusfield is entitled to receive an amount equal to 1.25% of his then base salary upon the attainment of 90% of the budgeted net income of the Day Spa for the year in question and additional bonuses based on Day Spa's exceeding that 90% threshold, including exceeding its budgeted net income.

The maximum bonus receivable under each of the three components is an amount equal to twice the threshold amount indicated above for such component.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Equity Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

Robert C. Boehm. The Company entered into a five-year employment agreement, effective January 1, 2008, with Robert C. Boehm, Executive Vice President and General Counsel of the Company. That agreement, which replaced an agreement that expired by its terms on December 31, 2007, provides for the payment of an annual base salary of not less than $331,100. In addition, Mr. Boehm is entitled to receive a bonus on the same terms as applicable to the bonus payable to Mr. Lazarus. For 2007, the same bonus formula applied to Mr. Boehm under his prior agreement, as amended. Under the prior agreement, most of the benefits and restrictions described above as applicable to the current employment agreements with the four named executives were applicable to Mr. Boehm.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Equity Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

2004 Equity Incentive Plan

Under the Equity Plan, directors, officers and certain other employees of, and consultants to, the Company may be granted a variety of long-term incentives, including non-qualified share options, incentive share options, restricted and unrestricted shares, share appreciation rights, exercise payment rights and performance share awards. The Equity Plan is administered by the Compensation Committee of the board of directors. Under the Equity Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash (no cash awards have been granted to date) involved in each award, the time or times when any options will become exercisable or restrictions on shares will lapse, any performance targets applicable to awards and, subject to certain conditions, the price and duration of options.

Equity awards granted under the Equity Plan may vest in specified installments. The term of any option may not exceed ten years from the date of grant. Payment of the exercise price of options may be made by certified or bank cashier's check, by tender of Common Shares having a fair market value equal to the option exercise price or by any other means acceptable to the Compensation Committee.

The Equity Plan provides that in the event of a change in control of the Company, all share options granted under the Equity Plan will automatically become fully exercisable.

In December 2007, an annual grant of restricted shares and/or, as the case may be, performance shares was made to the named executives and certain other employees of the Company. The restricted shares and performance shares vest equally over a three-year period, but the performance shares vest only if certain specified Company performance targets are attained. Holders of those performance shares and restricted shares do not have voting, dividend or other rights of shareholders until the restrictions lapse with respect to those shares.

The Non-Employee Directors, Ms. Warshaw and Mr. Warshaw, received annual grants of restricted shares in 2007 under the Equity Plan.

A total of 1,500,000 Common Shares have been reserved for issuance under the Equity Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Equity Plan, after which awards may not be made thereunder, is June 16, 2014. Except as may be required under any applicable regulatory rules, the board of directors may amend or discontinue the Equity Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without each recipient's consent.

Equity Compensation Plan Information

The following information is as of December 31, 2007:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)	992,021	$31.90	1,569,749
Equity Compensation Plans Not Approved by Security Holders(2)	11,000	98.00	89,000
Total	1,003,021	$32.63	1,658,749

(1) The number of securities to be issued upon exercise of outstanding options, warrants and rights includes shares issued under the (i) 1996 Option Plan, (ii) Equity Plan and (iii) the Amended and Restated Non-Employee Directors' Share Option Plan, which expired in June 2006 (other than with respect to awards made under that plan that continue to be outstanding).

(2) The securities represent options covering shares of the common stock of SEG (a subsidiary of the Company wholly-owned other than with respect to the shares underlying the options described below), issued under that entity's 1999 Stock Option Plan (the "SEG Plan"). The only grant of awards under the SEG Plan was a grant, at the time of adoption of the plan, of options to five senior officers of the Company (two of those officers have since left the Company and their options have been cancelled). These options vested in equal annual amounts over three years, have terms of ten years and are forfeited upon certain terminations of employment of an option holder with the Company. These options are exercisable upon the occurrence of certain events, including the occurrence of a specified date (in 2009). No such events have yet occurred. The exercise price of the options is the fair market value of the shares on the date of the grant.  The Company has no intention of issuing any other awards under the SEG Plan.

2007 Grants of Plan-Based Awards

The following table sets forth information concerning 2007 awards to the named executives of (i) cash incentive bonuses pursuant to their respective employment agreements and (ii) equity awards under the Equity Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Share Awards: Number of Shares of	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#) (3)	of Share Awards (4)
Leonard I. Fluxman	-- 12/4/2007 12/4/2007	$304,771 -- --	$609,541 -- --	$1,219,082 -- --	-- 29,193 -	-- 29,193 --	-- 43,790 --	-- -- 12,752	-- $1,210,926 528,953
Stephen Lazarus	-- 12/4/2007 12/4/2007	75,250 -- --	150,500 -- --	301,000 -- --	-- 9,391 --	-- 9,391 --	-- 14,087 --	-- -- 4,102	-- 389,539 170,151
Glenn Fusfield	-- 4/25/2007 12/4/2007 12/4/2007	75,250 -- -- --	150,500 -- -- --	301,000 -- -- --	-- -- 9,391 --	-- -- 9,391 --	-- -- 14,087 --	-- 10,000 -- 4,102	-- 488,900 389,539 170,151
Robert C. Boehm	-- 12/4/2007 12/4/2007	75,250 -- --	150,500 -- --	301,000 -- --	-- 9,391 --	-- 9,391 --	-- 14,087 --	-- -- 4,102	-- 389,539 170,151
Sean C. Harrington	-- 12/4/2007 12/4/2007	100,169(5) --	200,338(5) --	400,676(5) -- --	-- 9,391 --	-- 9,391 --	-- 14,087 --	-- -- 4,102	-- 389,539 170,151

    The amounts reported in these columns represent the threshold, target and maximum amounts of cash bonuses payable to the named executives for 2007 under their respective employment agreements. The performance measures for the bonuses for the named executives other than Mr. Harrington are set forth, above, under "Employment Agreements." For 2007, Mr. Harrington was entitled to receive bonus payments under two performance measures. Under the first measure, Mr. Harrington was entitled to receive a bonus equal to 20% of his base salary upon the attainment of 90% of the net income from certain operations (the "Elemis-Related Operations") relating to the Company's Elemis Limited subsidiary ("Elemis") and additional bonuses based on that 90% threshold being exceeded, including exceeding the targeted net income from the Elemis-Related Operations. Under the second measure, Mr. Harrington was entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the budgeted earnings per share of the Company for 2007 and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding its budgeted earnings per share. The actual cash bonus payment for 2007 for each named executive is reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," above.

    The amounts reported under this heading with the grant date of December 4, 2007 represent performance shares granted as part of the annual grant of equity to executive officers and other officers and employees of the Company (the "Annual Award"). This award vests in three equal installments on March 3, 2009, December 4, 2009 and December 4, 2010, provided that the specified performance targets for 2008 are met. If 95% (for the SLL Target (as defined below)) or 90% (for the other performance measures), as the case may be with respect to a particular performance target, is met, the threshold award is earned and if the performance target is exceeded, the amount of shares awarded is increased, up to an amount equal to 150% of the target number of shares. For Messrs. Fluxman, Lazarus and Boehm, the performance measure is the achievement of specified earnings per share of the Company (the "SLL Target"). For Mr. Fusfield, the performance measures include the achievement of the budgeted operating income of the Company's Maritime Division (two-thirds of the target number of shares) and the achievement of the SLL Target (one-third of the target number of shares). For Mr. Harrington, the performance measures include the achievement of the budgeted operating income of Elemis (two-thirds of the target number of shares, as adjusted) and the achievement of the SLL Target (one-third of the target number of shares). The terms of this award provide (i) that vesting of the shares would be accelerated in the event of the death or retirement of the named executive, termination of employment of the named executive by the Company without cause, termination of employment by the named executive for "good reason" as provided in the employment agreement for such named executive and a change in control of the Company and (ii) for forfeiture of the shares in the event of termination of employment, except as provided in clause (i).

    The holders of the performance shares and restricted shares reported in this table have no rights as shareholders of the Company until the shares vest.

    The amounts reported under this heading with the grant date of December 4, 2007 represent restricted shares granted as part of the Annual Award. The amounts reported under this column with the grant date of April 25, 2007 represent restricted shares that were granted in connection with the new employment agreement entered into on that date between the Company and Mr. Fusfield. These restricted shares vest equally on the first three anniversaries of the date of grant and have the same accelerated vesting and forfeiture provisions as the December 4, 2007 grant of performance shares described in note (2), above.

    The amounts reported in this column represent the dollar amounts recognized by the Company as expenses for financial reporting purposes for 2007 in accordance with FAS 123R (without estimates of forfeiture) for performance shares and restricted shares granted to the named executives in 2007. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

    Mr. Harrington's cash compensation is paid in British Pounds Sterling. These amounts are presented in U.S. Dollars based on the average exchange rate for 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option awards				Share awards
Name	Number of securities underlying unexercised options (#) Exercisable (1)	Number of securities underlying unexercised options (#) Unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of shares that have not vested (#)	Market value of shares or units of shares that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2) (3)
Leonard I. Fluxman	4,113 63,957 17,000 40,500 7,000 --	-- -- -- -- 14,000 --	30.56 13.10 14.19 27.67 37.63 --	3/11/2009 12/11/2012 12/11/2013 12/5/2014 1/30/2016 --	-- -- -- -- -- 40,581 (4)	-- -- -- -- -- $1,792,057	-- -- -- -- -- 73,412 (5)	-- -- -- -- -- $3,241,874
Stephen Lazarus	-- --	7,666 --	37.63 --	1/30/2016 --	-- 13,286 (6)	-- 586,710	-- 25,393 (7)	-- 1,121,355
Glenn Fusfield	-- --	7,666 --	37.63 --	1/30/2016 --	-- 16,620 (8)	-- 733,939	-- 25,393 (9)	-- 1,121,355
Robert C. Boehm	35,000 9,131 20,140 -- --	-- -- -- 7,666 --	12.39 13.10 14.19 37.63 --	9/23/2012 12/11/2012 12/11/2013 1/30/2016 --	-- -- -- -- 6,620 (10)	-- -- -- -- 292,339	-- -- -- -- 25,393 (7)	-- -- -- -- 1,121,355
Sean C. Harrington	3,333 3,666 1,834 --	-- -- 3,666 --	14.19 27.67 37.63 --	12/11/2013 12/5/2014 1/30/2016 --	-- -- -- 5,621 (11)	-- -- -- 248,223	-- -- -- 21,961 (12)	-- -- -- 969,798

    All options in this table vest in equal installments on the first three anniversaries of the date of grant (which is the day prior to the date that is ten years before the expiration date for each option), subject to acceleration in the event of a change in control of the Company or the death of the holder, and have ten-year terms. In each case, the exercise price of the options is equal to the average of the high and low prices of a Common Share on the grant date.

    The amounts in this column were determined by multiplying the number of Common Shares by $44.16, the closing price of a Common Share on December 31, 2007.

    The number of shares and the market value thereof reflected in these columns, respectively, are based on the number of shares that may be awarded if the threshold performance targets are met.

    Of these shares, 10,000 vested on March 24, 2008 and an additional 10,000 vest on March 24, 2009; 3,914 vest on December 5, 2008 and 3,915 vest on December 5, 2009; 4,251 vest on December 4, 2008, 4,250 vest on December 4, 2009 and 4,251 vest on December 4, 2010.

    Of these shares, 8,666 vested on January 31, 2008 and an additional 8,667 vest on January 31, 2009, as a result of the 2006 performance target for the vesting of these shares having been achieved; 9,859 vested on March 5, 2008 and 9,859 vest on each of December 5, 2008 and December 5, 2009, as a result of the 2007 performance target for these shares having been exceeded; and 9,731 vest on each of March 4, 2009, December 4, 2009 and December 4, 2010, if the 2008 performance target for the vesting of these shares are achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if the performance target in question is achieved, whereas the former reflects an amount in excess of the target amount of shares due to the performance target having been exceeded for 2007 (which excess amount was not yet determined or approved by the Compensation Committee as of December 31, 2007, the date of the table).

    Of these shares, 3,333 shares vest on each of August 21, 2008 and August 21, 2009, 1,259 shares vest on each of December 5, 2008 and December 5, 2009 and 1,368 (rounded to the nearest whole number) vest on each of December 4, 2008, December 4, 2009 and December 4, 2010.

    Of these shares, 3,676 vested on January 31, 2008 and an additional 3,677 vest on January 31, 2009 as a result of the 2006 performance target for the vesting of these shares having been achieved; 3,172 shares vested on March 5, 2008 and 3,172 vest on each of December 5, 2008 and December 5, 2009, as a result of the 2007 performance targets for the vesting of these shares having been exceeded; and 3,131 (rounded to the nearest whole number) vest on each of March 4, 2009, December 4, 2009 and December 4, 2010, if the 2008 performance targets for the vesting of these shares are achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if the performance target in question is achieved, whereas the former reflects an amount in excess of the target amount of shares due to the performance target having been exceeded for 2007 (which excess amount was not yet determined or approved by the Compensation Committee as of December 31, 2007, the date of the table).

    Of these shares, 1,259 vest on each of December 5, 2008 and December 5, 2009; 3,334 (rounded to the nearest whole number) vested on April 25, 2008 and 3,334 vest on each of April 25, 2009 and April 25, 2010; and 1,368 (rounded to the nearest whole number) vest on each of December 4, 2008, December 4, 2009 and December 4, 2010.

    Of these shares, 3,676 vested on January 31, 2008 and an additional 3,677 vest on January 31, 2009 as a result of the 2006 performance targets for the vesting of these shares having been achieved; 3,825 shares vested on March 5, 2008, 3,824 vest on December 5, 2008 and 3,825 vest on December 5, 2009, as a result of the 2007 performance targets for the vesting of these shares having been exceeded; and 3,131 (rounded to the nearest whole number) vest on each of March 4, 2009, December 4, 2009 and December 4, 2010, if the 2008 performance targets for the vesting of these shares are achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if performance targets in question are achieved, whereas the former reflects an amount in excess of the target amount of shares due to the performance targets having been exceeded for 2007 (which excess amounts were not yet determined or approved by the Compensation Committee as of December 31, 2007, the date of the table).

    Of these shares, 1,259 vest on each of December 5, 2008 and December 5, 2009 and 1,368 (rounded to the nearest whole number) vest on each of December 4, 2008, December 4, 2009 and December 4, 2010.

    Of these shares, 759 vest on December 5, 2008 and 760 vest on December 8, 2009; and 1,368 (rounded to the nearest whole number) vest on each of December 4, 2008, December 4, 2009 and December 4, 2010.

    Of these shares, 3,676 vested on January 31, 2008 and an additional 3,677 vest on January 31, 2009 as a result of the 2006 performance targets for the vesting of these shares having been achieved; 638 vested on March 5, 2008 and 638 vest on each of December 5, 2008 and December 5, 2009 as a result of the 2007 performance targets for these shares having been only partially achieved; and 3,131 (rounded to the nearest whole number) vest on each of March 4, 2009, December 4, 2009 and December 4, 2010, if the 2008 performance targets for the vesting of these shares are achieved. The total of these amounts is lower than the amount reflected in the table because the latter reflects the amount of shares to be granted if performance targets in question are achieved, whereas the former reflects an amount below the target amount of shares due to a performance target not having been met for 2007 (which amount was not yet determined or approved by the Compensation Committee as of December 31, 2007, the date of the table).

2007 Option Exercises and Shares Vested

	Option awards		Share awards
Name	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($) (2)	Number of shares acquired on vesting (#) (3)	Value realized on vesting ($) (4)
Leonard I. Fluxman	102,253	$1,533,768	26,082	$1,145,104
Stephen Lazarus	3,833	58,760	11,271	493,769
Glenn Fusfield	7,667	102,788	7,937	347,973
Robert C. Boehm	3,833	64,760	7,937	347,973
Sean C. Harrington	--	--	6,604	291,406

    For each named executive, this number represents the total number of shares underlying options that were exercised.

    The amounts in this column represent the difference between (i) the aggregate market price of the underlying shares on the date of exercise of the options (calculated by using the price of a Common Share on the Nasdaq Stock Market at the time of exercise of the options) and (ii) the aggregate exercise price for the exercised options. The options were exercised using net share settlement (shares that otherwise would have been received upon the exercise of options were used to cover the exercise price and were withheld to pay income tax).

    The amounts in this column represent the restricted shares and performance shares that vested for each named executive in 2007. Upon vesting, where applicable, the restrictions associated with these shares lapsed. The amounts in this column do not take into account shares surrendered to satisfy the named executives' tax withholding obligations upon the vesting of restricted shares.

    The amounts in this column were calculated by multiplying the number of shares that vested in 2007 for each named executive by the closing price of a Common Share on the Nasdaq Stock Market on the date of vesting. The amounts in this column do not take into account amounts paid by the named executives by means of surrender of shares to satisfy tax obligations upon the vesting of restricted shares.

Potential Payments on Termination, Including After a Change in Control

The information below reflects the incremental compensation that may be received by the named executives (or their beneficiaries, as applicable) under their employment agreements and under certain insurance policies, premiums for which are paid by the Company, upon the termination of employment: (i) by the Company without cause, (ii) by the individual for cause, (iii) after a change in control of the Company, (iv) upon a non-renewal of the agreement after its expiration, (v) on death, (vi) in connection with a disability, and (vii) in connection with an illness (each a "Termination Event").

The information below assumes that the Termination Event occurred on December 31, 2007, the last day of the Company's last fiscal year. Among the amounts reflected below are those based on the price of the Common Shares. For this purpose, the value of the shares is the $44.16 closing price of a Common Share on the Nasdaq Stock Market on December 31, 2007, the last trading day of the year.

The amounts set forth in the table below (i) do not include any unpaid accrued amounts of compensation that would have been payable to the named executives as of December 31, 2007, whether or not a Termination Event had occurred and (ii) are payable in a lump sum, except as indicated in the notes to the table.

Name	Cash Payment $ (1)	Share Options $ (2)	Restricted Shares $ (3)	Excise Tax Gross-up $ (4)	Life Insurance Proceeds $ (5)	Disability Insurance Proceeds $ (6)	Total $
Leonard I. Fluxman (7)
Termination without cause by Company	$3,807,107	91,420	$5,033,931	--	--	--	$8,932,458
Termination for cause by Employee	3,724,744	--	5,033,931	--	--	--	8,758,675
Change in Control (8)	12,510,408	91,420	5,033,931	$5,334,907	--	--	22,970,666
Non-renewal of employment agreement (9)	1,219,083	--	--	--	--	--	1,219,083
Death	1,225,746	91,420	5,033,931	--	$5,000,000	--	11,351,097
Disability	1,241,581	91,420	4,268,506	--	--	$2,760,000	8,361,507
Illness	659,494	--	4,268,506	--	--	--	4,928,000
Stephen Lazarus
Termination without cause by Company	964,936	50,059	1,708,065	--	--	--	2,723,060
Termination for cause by Employee	1,728,844	--	1,708,065	--	--	--	3,436,909
Change in Control (8)	1,728,844	50,059	1,708,065	--	--	--	3,486,968
Non-renewal of employment agreement (9)	451,500	--	1,708,065	--	--	--	2,159,565
Death	458,164	50,059	1,708,065	--	900,000	--	3,116,288
Disability	458,164	--	1,383,356	--	--	3,375,000	5,216,520
Illness	171,468	--	1,383,356	--	--	--	1,554,824
Glenn Fusfield
Termination without cause by Company	962,063	50,059	1,855,294	--	--	--	2,867,416
Termination for cause by Employee	1,924,126	--	1,855,294	--	--	--	3,779,420
Change in Control (8)	1,924,126	50,059	1,855,294	--	--	--	3,829,479
Non-renewal of employment agreement (9)	451,500	--	1,855,294	--	--	--	2,306,794
Death	458,164	50,059	1,855,294	--	1,000,000	--	3,363,517
Disability	458,164	--	1,855,294	--	--	1,475,600	3,789,058
Illness	170,031	--	--	--	--	--	170,031
Robert C. Boehm (10)
Termination without cause by Company	325,813	50,059	1,413,694	--	--	--	1,789,566
Termination for cause by Employee	--	--	1,413,694	--	--	--	2,525,819
Change in Control (8)	602,000	50,059	1,413,694	--	--	--	2,065,753
Non-renewal of employment agreement (9)	301,000	--	--	--	--	--	301,000
Death	478,429	50,059	1,413,694	--	1,000,000	--	2,942,182
Disability	177,429	--	--	--	--	548,000	725,429
Illness	177,429	--	--	--	--	--	177,429

    Pursuant to the terms of their employment agreements with the Company, the named executives, other than Mr. Harrington, who did not have an employment agreement with the Company as of December 31, 2007, are entitled to the following cash payments upon the indicated Termination Events:

    Mr. Fluxman: (i) without cause by the Company: the aggregate of his then base salary, the cash incentive bonus that would have been payable for the year in which the termination occurred (the "Payable Bonus"), the cost of the benefits to which he was then entitled as of the termination date (the "Benefits Amount"), and his automobile allowance, each for the longer of 30 months or the remainder of the term of the employment agreement (the "Remaining Term") (payable upon the earlier to occur of Mr. Fluxman's death or the six-month anniversary of the termination date); (ii) for cause by Mr. Fluxman: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount for the Remaining Term (payable upon the later of 60 days after the year in which the termination occurred and six months after the termination date); (iii) change in control: an amount equal to the greater of the amount payable for termination for cause by Mr. Fluxman and 2.99 times Mr. Fluxman's "Base Amount" within the meaning of Section 280G of the Code (the amount indicated in the table above assumes the latter is greater) (payable upon the later of 60 days after the year in which the termination occurred and six months after the termination date); (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier to occur of Mr. Fluxman's death and six months after the termination date); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable in bi-weekly installments for one year, commencing within 10 days after the date of death, except that the Payable Bonus payments begin 60 days after the date of death); (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable beginning 60 days after the termination date and payable bi-weekly for one year thereafter); and (vii) illness: the aggregate of the Payable Bonus and Benefits Amount (payable upon the later of 60 days after the end of the year in which such termination occurs and six months following such termination).

    Mr. Lazarus: (i) without cause by the Company: an amount equal to twice the aggregate of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Lazarus's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Lazarus: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount and his automobile allowance for the Remaining Term (payable upon the later of 60 days after the year in which termination occurred (the "60-Day Period") and six months after the termination date); (iii) change in control: same as termination for cause by Mr. Lazarus; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable ten days after the date of death, except that the Payable Bonus is payable in bi-monthly installments for one year after the date of death); (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date); and (vii) illness: the aggregate of the Payable Bonus and Benefits Amount (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    Mr. Fusfield (i) without cause by the Company: an amount equal to twice the aggregate of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Fusfield's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Fusfield: same as termination for cause by Mr. Lazarus; (iii) change in control: same as termination for cause by Mr. Lazarus; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable ten days after the date of death, except that the Payable Bonus is payable in bi-monthly installments for one year after the date of death); (vi) disability (termination by the Company): the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date); and (vii) disability (termination by Mr. Fusfield): the aggregate of the Payable Bonus and the Benefits Amount for one year (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    Mr. Boehm: (i) without cause by the Company: the aggregate of his then base salary for the longer of 12 months and the Remaining Term, an amount equal to the average of his cash bonuses for the three preceding years (the "Average Bonus") for each year in the Remaining Term and the cost of his health insurance provided by the Company for a period of one year after termination (payable within ten days after the termination date); (ii) for cause by Mr. Boehm: the aggregate of his then base salary for the Remaining Term and the Average Bonus (payable within ten days after the termination date); (iii) change in control: the aggregate of (x) the greater of his then base salary for the Remaining Term and twice that base salary, and (y) the Average Bonus for the Remaining Term (payable within ten days after the date of notice of termination); (iv) non-renewal of employment agreement: his then base salary (payable within 15 days after the termination date); (v) death: the aggregate of his base salary and the Average Bonus (base salary payable within 60 days after the date of death and the Average Bonus payable in bi-weekly installments for one year after the date of death); (vi) disability: the Payable Bonus (payable within the 60-Day Period); and (vii) illness: the Payable Bonus (payable within the 60-Day Period).

    These amounts represent the value of unvested options subject to accelerated vesting as a result of the Termination Event in question as of December 31, 2007, the assumed termination date. That value is derived by multiplying the difference between the exercise price of the options and the closing price of a Common Share on the Nasdaq Stock Market on December 31, 2007, the last trading day of the year, by the number of options in question.

    These amounts represent the value of unvested restricted shares and performance shares subject to accelerated vesting as a result of the Termination Event in question as of December 31, 2007. That value is derived by multiplying the number of accelerated shares by the closing price of a Common Share on the Nasdaq Stock Market on December 31, 2007.

    Upon a change in control, the named executives may be subject to excise tax imposed under Section 4999 of the Internal Revenue Code with respect to payments received from the Company. Under Mr. Fluxman's employment agreement, the Company has agreed to reimburse him for the excise tax, as well as any excise and income taxes and any interest or penalties thereon payable as a result of the excise tax reimbursement. The amounts in the table are based on an excise tax rate of 20% and a federal income tax rate of 35% and include employment taxes.

    Represents proceeds of a term life insurance policy, the premiums for which are paid by the Company.

    Represents, for each named executive, the total of the monthly proceeds payable through age 65 under a disability insurance policy for which the Company reimburses the named executive for premium payments. Amounts under this heading represent the total maximum benefit for each named executive, even where the Company only pays a portion of such benefit.

    In addition to the termination payments set forth in this table, Mr. Fluxman is entitled to certain payments in connection with his ownership of options to purchase shares of SEG. The exercisability of those options accelerates in the event of, among other things, a change in control of SEG. In addition, under certain circumstances upon the termination of employment of Mr. Fluxman with the Company, Mr. Fluxman has the right to require the Company to purchase the shares of SEG held by Mr. Fluxman at the time of such termination.  The value of such shares would be agreed upon between Mr. Fluxman and SEG based on certain specified methodology.  Because the shares of SEG are not (and were not as of December 31, 2007) publicly traded, and otherwise there has been no formal valuation thereof, no valuation with respect to such option acceleration or share purchase is set forth in this table.

    The named executives are entitled to the cash payments described above in note (1) upon a change in control of the Company, but only if the named executive terminates his employment upon or after the change in control. The named executives have rights to accelerated vesting of equity awards in the event of a change in control of the Company without further action on their part. For share options, restricted shares (other than those granted in 2004) and performance shares, acceleration occurs upon a change in control under the terms of the respective equity plans, grant agreements and/or, as the case may be, employment agreements.

    These payments apply if the applicable agreement is not renewed on terms no less favorable than the existing agreement (for at least one year for Mr. Boehm). Payments upon non-renewal extend by one year the term of the post-employment non-competition obligation applicable to the named executive, other than in the case of Mr. Boehm's agreement.

    These amounts are based on Mr. Boehm's employment agreement with the Company that expired on December 31, 2007. He entered into a new employment agreement with the Company effective January 1, 2008.

Compensation Committee Interlocks and Insider Participation

Messrs. Harris and Preston and Ms. Cohen served as members of the Compensation Committee throughout 2007. None of the members of the Compensation Committee has ever been an employee of the Company and none of them has had a relationship, other than service on the board of directors, requiring disclosure in this Proxy Statement under applicable SEC regulations. None of the executive officers of the Company has served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Company's board of directors or on the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2007, except that Form 4 reports on behalf of the following individuals were not timely filed: Leonard I. Fluxman, one report with respect to one transaction; Glenn

Fusfield, one report with respect to one transaction; and Clive Warshaw, one report with respect to one transaction (indirect ownership - restricted share award to wife).

CERTAIN TRANSACTIONS

The Audit Committee of the board of directors is responsible for review and approval of transactions between the Company or its subsidiaries, and related parties. For this purpose, a "related party" is any officer, director, nominee for director, 5% shareholder or any employee (other than, for employees who are not directors or executive officers, where the amount of the transaction does not exceed $50,000 ("Other Employee Transactions")) of the Company and their immediate family members.

The Audit Committee has adopted the above policy in writing. Pursuant to the Audit Committee's direction, the Company has also adopted a written policy setting forth procedures related to approval by senior management of Other Employee Transactions.

To the extent practicable, related party transactions are presented to the Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon a director's independence, whether the transaction involves terms and conditions that are no less favorable to the Company than those that could be obtained in a transaction between the Company and an unrelated third party and the nature of the related party's involvement in the transaction. Management will notify the Audit Committee not less frequently than quarterly of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. The Company has adopted procedures to implement the foregoing policies.

United Kingdom Lease

Effective June 24, 2000, Elemis entered into a 20-year lease with Harrow Weald Limited ("HWL"), whereby Elemis leases approximately 12,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is an entity owned by the children of Clive E. Warshaw and Michèle Steiner Warshaw. The annual rent is subject to increase after the fifth, tenth and 15th years of the Lease term based on market conditions. In addition to other obligations of Elemis under the Lease, rent payments totaled approximately $319,570 for 2007, based on the average British Pounds Sterling to U.S. Dollar exchange rate in effect for that year. For the first five years of the Lease term, the rent reflected the agreement of HWL to reduce by 50% the annual rent. The second five-year term commenced in June 2005. In addition to the end of the 50% rent reduction in June 2005, rent was adjusted at that time as required under the terms of the Lease using the changes in a United Kingdom retail price index as the guideline, as approved by the Audit Committee. For 2008, the total rent will be approximately $315,230, based on the British Pounds Sterling to U.S. Dollar exchange rate in effect on April 10, 2008. The Company believes that the terms of the Lease are no less favorable to the Company than would have been obtained from an unrelated party.

Compensation of Robert Schaverien

Robert Schaverien serves as the Managing Director of Steiner Training Limited ("Training"), a United Kingdom subsidiary of the Company responsible for the training of shipboard employees. Mr. Schaverien is the son-in-law of Clive E. Warshaw and Michèle Steiner Warshaw. For 2007, Mr. Schaverien received a salary of approximately $220,480, a bonus of approximately $152,966, an automobile allowance of approximately $22,691 and the following other benefits and perquisites in the approximate aggregate amount of $4,156: payment of medical and dental insurance premiums, reimbursement for home Internet line charges and samples of Company products. The dollar amounts for the perquisites and personal benefits described above for Mr. Schaverien and, where applicable, for Ms. Warshaw, below, were determined as described in note (3) to the "Summary Compensation Table," above, under "Executive Compensation."

In December 2007, Mr. Schaverien was granted, as part of the annual equity award to executive officers and certain other employees of the Company, (i) 1,039 restricted shares that vest equally over three years, and which have a grant date fair value of $43,472 and (ii) 2,853 restricted shares that vest equally on each of March 3, 2009, December 4, 2009 and December 4, 2010 (provided that certain specified performance targets are met for 2008) and which have a grant date fair value of $119,370.

The grant date fair value for each of these awards is the dollar amount recognized by the Company for financial statement reporting purposes for 2007 in accordance with FAS 123R (excluding forfeiture estimates).  The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Consolidated Financial Statements of Steiner Leisure Limited and its Subsidiaries, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

The Company and Mr. Schaverien have entered into an employment agreement that expires on December 31, 2009. That agreement provides for the payment of an annual base salary of not less than approximately $208,840 and a bonus comprised of three components for 2008, described below. Under the first component, Mr. Schaverien is entitled to receive a bonus of 15% of his base salary upon the attainment by Training of 90% of its budgeted operating income (subject to a specified adjustment) for the year in question, as approved by the Compensation Committee, and additional bonuses based on Training's exceeding that 90% threshold, up to a maximum bonus of 60% of base salary. For 2007, the above bonus component was based on the net income of Training. Under the second component, Mr. Schaverien is entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the budgeted earnings per share of the Company, as approved by the Compensation Committee, for the year in question and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding its budgeted earnings per share. For 2007, the performance target was the same as for 2008. Under the third component, Mr. Schaverien is entitled to receive an amount equal to five percent of his base salary upon the attainment of 90% of the budgeted net revenue of the Company's Maritime Division for the year in question, as approved by the Compensation Committee, and additional bonuses based on that division's exceeding that 90% threshold, including exceeding its budgeted net revenue. For 2007, the performance measure was budgeted net income of the Maritime Division and the threshold amount of the bonus was 15% of base salary.

The balance of Mr. Schaverien's agreement has terms that are the same or similar to those of the employment agreements in effect for the named executives. For 2008, Mr. Schaverien will receive a base salary of approximately $250,113 and other benefits similar to those described above.

The compensation amounts for 2007 and for the employment agreement are based on the average British Pounds Sterling to U.S. Dollar exchange rate for 2007. The compensation amount for 2008 and the minimum base salary amount are based on the British Pounds Sterling to U.S. Dollar exchange rate on April 10, 2008. Because he is an executive officer of the Company, the compensation payable to Mr. Schaverien (including the targets upon which his bonus is based) is required to be approved by the Compensation Committee of the board of directors in addition to the Audit Committee.

Compensation of Patty Fluxman

Since June 11, 2006, Patty Fluxman, the wife of Leonard I. Fluxman, President and Chief Executive Officer and a director of the Company, has served, pursuant to a two-year agreement with the Company approved by the Audit Committee, as Senior Human Resources Specialist for the Company's Steiner Management Services LLC subsidiary. In that capacity, she receives an annual salary of $103,500 and is not entitled to any other compensation from the Company. Under her agreement with the Company, Ms. Fluxman coordinates the Company's equity award programs and otherwise provides assistance with respect to human resources matters as requested from time to time by the Chief Financial Officer of the Company.

Compensation of Michèle Steiner Warshaw

Michèle Steiner Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary. That subsidiary owns rights with respect to a number of products sold by the Company. Ms. Warshaw is a member of the board of directors of the Company and is the wife of Clive E. Warshaw. Pursuant to a five-year employment agreement with the Company effective January 1, 2007, Ms. Warshaw is entitled to receive a base salary of $80,000, a fee of $1,500 for each meeting of the board of directors and a committee thereof (where invited by that committee) attended and an annual award under the Equity Plan of restricted shares of the Company in an amount determined by dividing $50,000 by the closing price of the Company's common shares on the date of such award.

This agreement also provides for a payment of one year's base salary to Ms. Warshaw in the event she terminates the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as in the employment agreements for the named executives who have employment agreements) or if the Company terminates the agreement without cause. Under this agreement, Ms. Warshaw also is subject to confidentiality and non-competition requirements similar to those under the employment agreements with the named executives.

For 2007, Ms. Warshaw received the aforesaid, as well as certain perquisites and compensation as a director of the Company, as described in the "Director Compensation Table" under "Compensation of Directors," above.

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young as independent auditors of the Company for the fiscal year ending December 31, 2008, subject to ratification by the shareholders. Ernst & Young was first engaged as independent auditors for the Company in June 2002.

Ernst & Young has provided certain non-audit services to the Company as described above, under "Audit Committee Report."

Although ratification by the shareholders of the appointment of independent auditors is not legally required, the board of directors believes that such action is desirable. If the appointment of Ernst & Young is not ratified, the Audit Committee may consider other independent auditors for the Company. However, due to the difficulty and expense of making any change of auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for 2008 unless the Audit Committee found other good reason for making a change.

A representative of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which the shareholders might have.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young as independent auditors of the Company for the 2008 fiscal year.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile, email or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. In addition, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2009 annual meeting of shareholders must be received by the Company on or before January 5, 2009. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company's Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 12, 2009 and March 29, 2009. If the annual meeting is to be held more than 30 days before or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the tenth day following the day on which the public announcement of the annual meeting date is first made by the

Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, as they appear in the Company's books, (iii) the number of shares beneficially owned by the shareholder and the names of any other beneficial owners of such shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

DELIVERY OF DOCUMENTS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as "householding," can effectively reduce the Company's printing and postage costs. Under householding, each shareholder would continue to receive a separate proxy card or vote instruction card. Certain shareholders whose shares are held in "street name" (i.e., in the name of a brokerage firm or other intermediary) and who have consented to householding will receive only one set of annual meeting materials per household. If a shareholder's household received a single set of annual meeting materials this year, that shareholder can request to receive additional copies of these materials by calling or writing the shareholder's brokerage firm, bank or other nominee. Shareholders that own their shares in street name, can request householding by calling or writing their brokerage firm, bank or other nominee.

ANNUAL REPORT

A copy of the Company's 2007 Annual Report to Shareholders (which includes the Company's annual report on Form 10-K, without exhibits, for fiscal year 2007) is being mailed with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. Additional copies of the Annual Report or Form 10-K may be obtained, without charge, by any shareholder, by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146, telephone (305) 358-9002.

By Order of the Board of Directors
Robert C. Boehm Secretary

May 5, 2008

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 12, 2008

The undersigned hereby appoints Stephen Lazarus and Robert C. Boehm, and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on April 18, 2008 at the Annual Meeting of Shareholders to be held on June 12, 2008, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF LEONARD I. FLUXMAN, MICHÈLE STEINER WARSHAW AND STEVEN J. PRESTON AS CLASS III DIRECTORS, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF
STEINER LEISURE LIMITED
June 12, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF LEONARD I. FLUXMAN, MICHÈLE STEINER WARSHAW AND STEVEN J. PRESTON AS CLASS III DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

1.

Election of Class III Directors
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		[ ]	[ ]	[ ]	○	Leonard I. Fluxman
					○	Michèle Steiner Warshaw
					○	Steven J. Preston
2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the 2008 fiscal year.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Annual Meeting and Proxy Statement.

Please check here if you plan to attend the meeting. [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date

Signature, if held jointly	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.